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                                                                      EXHIBIT 99



                     [VICORP RESTAURANTS, INC. LETTERHEAD]



For Immediate Release


                            VICORP RESTAURANTS, INC.
                          ANNOUNCES APPROVAL OF MERGER


         Denver, Colo., May 2, 2001 - VICORP Restaurants, Inc. (NASDAQ:VRES) announced today that its shareholders at a special meeting of shareholders held today approved the merger of VICORP with a subsidiary of Midway Investors Holdings, Inc., an affiliate of BancBoston Capital, Inc., and Goldner Hawn Johnson & Morrison, Incorporated. Under the terms of the merger agreement, VICORP's shareholders will receive $25.65 in cash for each share of common stock. Completion of the merger is subject to various conditions, including the funding of committed financing. The merger is currently expected to be completed by mid-May.

         VICORP operates and franchises approximately 374 mid-scale family-type restaurants, principally under the names Bakers Square and Village Inn, with concentrations in the Rocky Mountain region, upper Midwest, California, Arizona and Florida.